Exhibit 99.1

FOR IMMEDIATE RELEASE:

JAVELIN PHARMACEUTICALS WINS PHASE II SBIR Grant

750K Funding Provides Additional NCI/NIH Support
for Javelin’s Intranasal Ketamine Development

Cambridge, MA - July 7, 2006 - Javelin Pharmaceuticals, Inc. (OTCBB: JVPH.OB), a specialty pharmaceutical company with three late-stage pain drug candidates, today announced it has been selected to receive a seven hundred and fifty thousand dollar grant to advance clinical development of PMI-150 (intranasal ketamine) for pain control. The grant, awarded through the Small Business Innovation Research (SBIR) program of the National Cancer Institute/National Institutes of Health (NCI/NIH), will support safety and efficacy studies of PMI-150 in a multi-center, randomized, double blind, placebo-controlled clinical trial in patients suffering from episodic acute moderate-to-severe pain.

“Javelin is honored by our success in this highly competitive grant process from such a prestigious source,” said Dr. Daniel Carr, Chief Executive Officer and Chief Medical Officer. “The rigorous, peer-reviewed evaluation that resulted in the NCI and NIH acknowledgment of the merit of PMI-150, although entirely distinct from our Department of Defense funding, is the third validation from a federal funding source for this drug candidate. The Phase I SBIR, Department of Defense, and now Phase II SBIR reviewers share our view that intranasal ketamine can provide a useful alternative to opioids such as morphine for pain relief.”

With its earlier Phase I SBIR grant, Javelin conducted a successful pilot study of intranasal ketamine to control breakthrough pain in 20 patients. Results from this randomized, double-blind, placebo-controlled crossover study, published as a lead article in the peer-reviewed journal of the International Association for the Study of Pain (Pain 2004; 108: 17-27), attracted worldwide attention, including citation in the World Health Organization’s bulletin, “Cancer Pain Release.” The pilot study established proof of principle for intranasal administration of ketamine for the treatment of episodic breakthrough pain in patients taking opioid analgesics for chronic pain.

About Javelin
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has two drug candidates in Phase III clinical development. One of these, Dyloject™, is currently under review for Marketing Authorization Application (MAA) approval in Europe. Previous clinical trials have demonstrated its safety along with rapid onset of action. For additional information about Javelin, please visit the company's website at www.javelinpharmaceuticals.com.

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Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Investor & Media Contact:
Frederick E. Pierce, II
Vice President, Investor and Public Relations
Javelin Pharmaceuticals, Inc.
(617) 349-4500
rpierce@javelinpharmaceuticals.com